Exhibit 9.1

January 22, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Alzamend Neuro, Inc. under Item 4(a) of its Form 1-U dated January 22, 2019. We agree with the statements concerning our Firm in such Form 1-U; we are not in a position to agree or disagree with other statements of Alzamend Neuro, Inc. contained therein.

Very truly yours,

/s/ Marcum llp

Marcum llp